Exhibit-99.IND PUB ACCT

EXHIBIT (a)(4)

CHANGE IN THE REGISTRANT’S INDEPENDENT PUBLIC ACCOUNTANT

On August 2, 2021, the Audit Committee of the Board of Trustees approved the engagement of Cohen & Company, Ltd. (“Cohen”) to serve as the independent registered public accounting firm for the F/m Investments Large Cap Focused Fund, a series of the F/m Funds Trust (the “Fund) for the fiscal year ending June 30, 2022, in replacement of BBD, LLP (“BBD”) which served previously as the independent registered public accounting firm for the F/m Investments Large Cap Focused Fund, a series of IDX Funds, formerly named M3Sixty Funds Trust (the “ Predecessor Fund”). Having been notified of the Audit Committee’s intention to make this change, BBD resigned as the independent registered public accounting firm of the Fund.

The reports of BBD on the financial statements of the Predecessor Fund as of and for the fiscal years ended June 30, 2020 and June 30, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal years, and during the subsequent interim period ended August 2, 2021: (i) there were no disagreements between the Trust and BBD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years of the Predecessor Fund ended June 30, 2020 and June 30, 2021, and during the subsequent interim period ended August 2, 2021, neither the Trust, nor anyone acting on its behalf, consulted with Cohen on behalf of the Predecessor Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

The registrant requested that BBD furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not BBD agrees with the above statements. A copy of the letter from BBD to the Securities and Exchange Commission is filed as an exhibit hereto.

EXHIBIT TO EX-99.IND PUB ACCT OF FORM N-CSR

August 26, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: F/m Large Cap Focused Fund, a series of F/m Funds Trust

Commission File Number 811-22691

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the F/m Funds Trust pursuant to Item 304(a) of Regulation S-K in its Form N-CSR to be filed on or about August 30, 2022, captioned “Change in Independent Auditor.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

/BBD, LLP

cc: Angela Simmons, Chief Financial Officer

F/m Funds Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246